                                                                     EXHIBIT 5.1

August 19, 2002


Terremark Worldwide, Inc.
2801 S. Bayshore Drive
Miami, Florida 33133

       RE: REGISTRATION STATEMENT ON FORM S-8 FOR THE TERREMARK WORLDWIDE, INC. 2000 STOCK OPTION PLAN AND THE TERREMARK WORLDWIDE, INC. 2000 DIRECTORS' STOCK OPTION PLAN

Ladies and Gentlemen:

         On the date hereof, Terremark Worldwide, Inc., a Delaware corporation (the "Company"), sent for filing with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering and sale by the Company of up to 6,500,000 shares of the Company's Common Stock, par value $0.001 per share (the "Common Stock"), pursuant to stock options ("Options") granted under the Company's 2000 Stock Option Plan (the "Stock Option Plan") and the Company's 2000 Directors' Stock Option Plan (the "Directors' Plan," together with the Stock Option Plan, the "Plans"). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

         In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation and Bylaws of the Company; (ii) records of corporate proceedings of the Company authorizing the Plans; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         Based upon the foregoing examination, we are of the opinion that the Company presently has available approximately 36,816,205 shares of authorized and unissued Common Stock from which the 6,500,000 shares of Common Stock proposed to be sold pursuant to the exercise of Options granted under the Plans may be issued. In addition, assuming that the Company maintains an adequate number of authorized and unissued shares of Common Stock available for issuance to those persons who exercise their Options, and that the consideration for the underlying shares of Common Stock issued pursuant to the Options is actually received by the Company as provided in the Plans, we are of the opinion that the shares of Common Stock issued pursuant to the exercise of Options granted under and in accordance with the terms of the Plans will be duly and validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                    Sincerely,

                                                    GREENBERG TRAURIG, P.A.


                                                    /s/ Paul Berkowitz
                                                    By: Paul Berkowitz